Exhibit 23.3



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the FairPoint Communications, Inc.'s Registration Statement on Form S-8 of our reports dated March 1, 2003, with respect to the financial statements of Illinois Valley Cellular RSA 2-I as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 and the financial statements of Illinois Valley Cellular RSA 2-III as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002.

/s/ KIESLING ASSOCIATES LLP

Madison, Wisconsin
February 11, 2005